Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ardence Delaware, Inc. 2006 Restricted Stock Unit Plan, the Ardence Delaware, Inc. 2005 Omnibus Stock Plan, the QuickTree, Inc. 2007 Restricted Stock Unit Plan, and the XenSource, Inc. 2005 Stock Plan of our reports dated September 7, 2007, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. and the effectiveness of internal control over financial reporting of Citrix Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

West Palm Beach, Florida

November 14, 2007